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EXHIBIT 21

                              ISLAND PACIFIC, INC.

                              LIST OF SUBSIDIARIES


     Name                    State of Incorporation
     ----                    ----------------------

     SVI Retail, Inc.               Delaware

     Sabica Ventures, Inc.          California

     Page Digital Incorporated      Delaware

     IPI Merger Sub, Inc.           Delaware

     IPI Merger Sub II, Inc.        Delaware